SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM 8-K


                          CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
               the Securities Exchange Act of 1934



                         Date of Report
               (Date of earliest event reported)
                          May 14, 2002

                     GIANT INDUSTRIES, INC.
    (Exact name of registrant as specified in its charter)

                           Delaware
           (State or jurisdiction of incorporation)

            1-10398                      86-0642718
   (Commission File Number)   (IRS Employer Identification No.)


          23733 North Scottsdale Road
              Scottsdale, Arizona                 85255
     (Address of principal executive offices)   (Zip Code)

        Registrant's telephone number, including area code
                        (602) 585-8888

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

(a)  The Acquisition

     On May 14, 2002, Giant Industries, Inc. ("the Company") completed the purchase of the 61,900 barrel per day ("bpd") Yorktown Refinery (the "Refinery") located in Yorktown, Virginia. The Refinery was purchased from BP Corporation North America Inc. and BP Products North America Inc. (collectively, "BP") for a price of $127.5 million, plus approximately $53.2 million for crude oil, other feedstocks, and refined products inventories associated with the refinery operations. In addition, the Company will assume certain liabilities and obligations of the Refinery, and may pay BP an earn-out. The price was determined through arm's length negotiations between the Company and BP, which is not affiliated with the Company.

     As part of the Yorktown acquisition, the Company agreed to pay to BP, beginning in 2003 and concluding at the end of 2005, earn-out payments up to a maximum of $25.0 million when the average monthly spreads for regular reformulated gasoline or No. 2 distillate over West Texas Intermediate ("WTI") equivalent light crude oil on the New York Mercantile Exchange (the "MERC Spreads") exceed $5.50 or $4.00 per barrel, respectively. The MERC Spreads are correlated with historical Yorktown refinery margins. The earn-out payment will equal the MERC Spreads multiplied by a fixed volume of 10,000 bpd each (approximately one-third of capacity of the Yorktown refinery). If the earn-out is triggered, the Company expects to benefit from the improved margins on any volumes in excess of 10,000 bpd, provided that the MERC Spreads are not excessively volatile. The average monthly MERC spreads for March 2002 were $8.62 and $2.41 for reformulated gasoline and No. 2 distillate, respectively.

     The Company will assume certain liabilities and obligations in connection with the Company's purchase of the Yorktown refinery. These assumed liabilities include, subject to certain exceptions, all obligations and liabilities under health, safety and environmental laws caused by, arising from, incurred in connection with or relating in any way to the ownership of the Yorktown refinery or its operation. The Company has agreed to indemnify BP against losses of any kind incurred in connection with or related to the liabilities and obligations the Company has assumed. As described below, the Company only has limited indemnification rights against BP.

     In particular, the Company assumed BP's responsibilities and liabilities under a consent decree, dated August 29, 2001, among the United States, BP Exploration and Oil Co., Amoco Oil Company, and Atlantic Richfield Company. The consent decree requires the Yorktown refinery, among other things, to reduce NOx, SO2 and particulate matter emissions and to upgrade the refinery's leak detection and repair program. The Company estimates, and considered in its purchase price for the Yorktown refinery, that the Company will incur capital expenditures of approximately $20.0 million to $27.0 million to comply with the consent decree over a period of approximately five years, although the Company believes it will incur most of these expenditures in 2006. In addition, the Company estimates that it will incur operating expenses associated with the requirements of the consent decree of approximately $1.6 million to $2.6 million per year.

     BP has agreed to indemnify the Company for all losses that are incurred by the Company and relating to (a) BP's breach or failure to perform any covenant or agreement in the agreement, (b) BP's breach of a representation or warranty in the agreement that survives the closing of the Yorktown acquisition, (c) liabilities prior to the closing date for litigation, personal injury or wrongful death claims, or (d) BP's failure to comply with bulk sales laws. In order to have a claim against BP for losses relating to any of these matters, the aggregate of all losses from these matters must exceed $4.0 million. Losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter are not aggregated with other losses for the purpose of reaching the $4.0 million threshold. After the threshold has been reached, BP has no obligation to indemnify the Company with respect to such matters for any losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter.

     BP also has agreed to indemnify the Company for losses that are incurred by the Company and relating to liabilities prior to the closing date for taxes, including real property taxes, accounts payable, indebtedness for borrowed money, violations of anti-trust laws, environmental liabilities associated with off-site disposal, civil or criminal penalties imposed upon BP or its affiliates by governmental entities, expenses or brokerage fees related to the Yorktown acquisition and the excluded assets. There is no threshold or minimum claim amount that is required for the Company to seek a claim against BP for any of these matters.

     BP also has agreed to indemnify the Company for all losses that are incurred by the Company in connection with or related in any way to property damage caused by, or any environmental remediation required due to, a violation of health, safety and environmental laws during the operation of the refinery by BP ("Remediation Losses"). In order to have a claim against BP, however, the aggregate of all Remediation Losses must exceed $5.0 million, in which event the Company's claim only relates to the amount exceeding $5.0 million (the "First Threshold"). After the First Threshold is reached, the Company's claim is limited to 50% of the amount by which the Remediation Losses exceed the First Threshold until the aggregate of all such losses exceeds $10.0 million (the "Second Threshold"). After the Second Threshold is reached, the Company's claim would be for 100% of the amount by which the Remediation Losses exceed the Second Threshold. In applying these provisions, Remediation Losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter are not aggregated with any other Remediation Losses for purposes of determining whether and when the First Threshold or Second Threshold has been reached. After the First Threshold or Second Threshold has been reached, BP has no obligation to indemnify the Company with respect to such matters for any Remediation Losses amounting to less than $250,000 in the aggregate arising out of the same occurrence or matter.

     Except as specified, in order to seek indemnification from BP, the Company must notify BP of a claim within two years following the closing date. BP's aggregate liability for indemnification under the refinery purchase agreement, including liability for environmental indemnification, is limited to $35.0 million.

     The Company has entered into agreements that provide for 100% of the supply of crude oil to, and 100% of the off-take (including propane and butane at prices based on an index) of production from, the Yorktown refinery. The Company anticipates these agreements will include: (a) transitional feedstock supply agreements, with terms ranging from six months to one year, by which BP will supply 100% of the refinery's crude oil and other raw material needs; (b) a one-year contract with BP under which the Yorktown refinery will continue to supply BP's branded product in the local area and Salisbury, Maryland; (c) the assumption of existing contracts with Exxon Mobil, Chevron, Citgo, Southern States, and Sunoco to supply them product on a wholesale basis; and (d) transitional contracts, with terms ranging from six months to one year, requiring BP to purchase the balance of production from the Yorktown refinery, estimated to be 33,400 bpd. Given market dynamics and conversations the Company has had with current and potential new customers, the Company believes there is sufficient demand to purchase all of the Yorktown refinery's production once the transitional off-take agreements have expired.

(b)  The Yorktown Refinery

     Refining

     The Yorktown refinery is a 61,900 bpd coking refinery located on 570 acres of land known as Goodwin's Neck, which lies along the York River in York County, Virginia. The Yorktown refinery is situated adjacent to its own deep-water port on the York River, close to the Norfolk military complex and Hampton Roads shipyards. The Company believes this location allows the refinery to realize transportation advantages of as much as $1.25 per barrel compared with Gulf Coast refineries shipping to the mid-Atlantic market. The Yorktown refinery began operations in 1956 under the ownership of Amoco Oil Company, and has been repeatedly expanded and upgraded to be modern and efficient. The Yorktown refinery's sales historically have been concentrated in Eastern Virginia and Maryland, where more than 50% of its gasoline production was sold. The Yorktown refinery's most profitable markets are the Yorktown peninsula and Salisbury, Maryland. Under the Company's ownership, the Company believes it can expand the Yorktown refinery's refining capacity to 75,000 bpd at a total cost of approximately $5 million, and will consider doing so depending on market conditions. The Company's strategy at the Yorktown refinery will focus on maximizing its profitability, which may include processing lower-grade, low cost crude oil and selling products into higher-margin markets. As a result, the Company believes it can operate the Yorktown refinery more profitably than it was operated historically.

     The Yorktown refinery has a Solomon complexity rating of 11.0 and in 2001 yielded 88% of high-value products from each barrel of refinery intake. The Yorktown refinery can manufacture both conventional and reformulated gasoline, as well as low- and high-sulfur diesel. It is capable of processing heavy, high acid crude oils, as well as light and heavy sweet crude oils. It has demonstrated its ability to process 21 different types of crude oil annually, which are sourced from Canada, the North Sea, West Africa, South America and the Far East. The refinery's strategic location on the York River and its own deep-water port access allow it to easily receive supply shipments from these regions and provide flexibility to transport finished products by barge, without dependence on area pipelines. During 2001, the Yorktown refinery sold approximately 11.6 million barrels of gasoline, 7.1 million barrels of diesel fuel and No. 2 fuel oil, 870,000 barrels of liquid petroleum gases and 222,806 short tons of petroleum coke.

     Set forth below is data with respect to the Yorktown refinery operations and the primary refined products produced during the indicated periods.

                                             Year Ended December 31,
                                        ---------------------------------
                                         2001     2000     1999     1998
                                        ------   ------   ------   ------
Feedstock throughput (bpd):
  Crude oil and residual feedstocks     55,478   59,996   56,256   55,468
  Intermediates                          5,210    5,784    4,549    2,451
                                        ------   ------   ------   ------
    Total                               60,688   65,780   60,805   57,919
                                        ======   ======   ======   ======
Rated crude oil capacity utilized          90%      97%      91%      90%
Products (bpd):
  Gasoline                              33,356   36,000   32,898   28,318
  Diesel fuel and No. 2 fuel oil        19,941   22,589   19,433   19,865
  Other(a)                               9,419    9,501   11,166   11,567
                                        ------   ------   ------   ------
    Total                               62,716   68,090   63,497   59,750
                                        ======   ======   ======   ======
High-value products (as a percentage
of total feedstocks):
  Gasoline                                 55%      55%      54%      49%
  Diesel fuel and No. 2 fuel oil           33%      34%      32%      34%
                                        ------   ------   ------   ------
    Total                                  88%      89%      86%      83%
                                        ======   ======   ======   ======

__________

(a) Other products include petroleum coke converted to a fuel oil equivalent number of barrels.

     During 1999, the Yorktown refinery switched from a sour crude facility to a heavy sweet crude facility, partially due to the decreased supply of Venezuelan sour crude oil. Completed at a cost of approximately $100,000, the project reduced the refinery's crude sulfur input by a factor of four, enabling it to reduce sulfur content in compliance with EPA-mandated specifications well in advance of the 2004 deadline. This reduction in crude sulfur input allowed the refinery to reduce sulfur in its products while increasing production of higher-quality reformulated gasoline and low sulfur distillate. As part of the crude switch project, the sulfur recovery unit was modified to permit appropriate turndown when operating on low sulfur input; however, the refinery is capable of processing sour crude oils by reversing the prior modifications should there be an economic advantage to do so. As a result of the decision to switch from sour to sweet crude oil, the Yorktown refinery ran at a reduced rate for seven days. Additionally, due to the residual of sour crude in the tanks post-switch, the Yorktown refinery was forced to sell product at lower margins, resulting in reduced operating profits.

     Raw Material Supply

     Most of the Yorktown refinery's feedstocks come from Canada, the North Sea, West Africa, South America, and the Far East. The ability to process a wide range of crude oils allows the Yorktown refinery to vary crude oils in order to maximize margins. The incoming crude slate includes 30,000-40,000 bpd of heavy sweet crude, 10,000-15,000 bpd of low sulfur atmospheric and/or vacuum residuum, and 5,000-10,000 bpd of light sweet crude oil. To assure continued supply while the Company integrates the Yorktown refinery, the Company entered into agreements requiring BP to provide, for periods ranging from six months to one year after the acquisition, 100% of the refinery's feedstock supply, including crude oil and intermediate feedstocks, and other raw material needs. The Company is not obligated to receive its feedstock supply from BP, and may terminate the agreements at any time with 30 days notice. The Company believes there are abundant sources of crude oil and other raw material supply for the Yorktown refinery.

     The Yorktown refinery also imports process unit feedstocks to supplement the various process units, and blendstocks to optimize the product blending operations. Reformer naphtha is the most commonly imported feedstock, although gas oil is imported from time to time. Subsequent to the crude switch project, the refinery increased its alkylate and MTBE imports for increased levels of reformulated gasoline production. The refinery also occasionally imports reformates, aromatics and sub-octane gasolines.

     Transportation

     The Yorktown refinery's strategic location on the York River and its own deep-water port access allow it to easily receive supply shipments from various regions of the world. All of the crude oil supplied to the Yorktown refinery is delivered to it by barge to its docks. As a result, it has greater flexibility to receive and move product than its competitors who rely on pipeline systems.

     Marketing and Distribution

     The Company groups the Yorktown refinery's end markets into tiers, which represent varying refining margin potential. Tier 1 areas have the highest refining margin potential and include the Yorktown region. Tier 2 markets include Salisbury and Baltimore, Maryland. Norfolk and North and South Carolina are considered Tier 3 markets, and the New York Harbor area is designated Tier 4. The Company will focus on selling products within Tiers 1, 2 and 3, unless favorable refining margin opportunities arise in markets like the New York Harbor.

     During 2001, the Yorktown refinery's sales were concentrated in Eastern Virginia and Maryland, where more than 50% of its gasoline production was sold. Approximately 90% of product volume moves across the marine dock, with the remaining amount being transported by truck or rail. Third-party truck transports are primarily used to deliver products to the refinery's Tier 1 customers. The CSX rail system, on which the refinery is located, transports shipments of mixed butane and anode coke from the refinery to its customers.

     Terminal Operations

     The refinery's dock system, which is capable of handling 80,000 ton deadweight tankers and barges up to 100,000 barrels, handles all crude oil receipts and the bulk of the finished product. The refinery includes approximately 1.9 million barrels of crude tankage, including approximately 500,000 barrels of storage capacity through leased tanks from Virginia Power. The refinery also owns approximately 600,000 barrels of gasoline tank storage, 800,000 barrels of gasoline blendstock storage, and 300,000 barrels of distillate tank storage. The Company believes it can increase the capacity of the truck loading rack through an upgrade of the rack for a cost of approximately $800,000.

(c)  Financing of the Yorktown Acquisition and Refinancing of 9-3/4% Notes

     At closing on May 14, 2002, the Company used the net proceeds from the issuance of $200.0 million of 11% Senior Subordinated Notes due 2012, together with $23.6 million of cash on hand (including a $10.0 million deposit paid to BP on February 8, 2002), $32.0 million in borrowings under the Company's new $100.0 million senior secured revolving credit facility and $40.0 million in borrowings from a new senior secured mortgage loan facility, to acquire the Refinery and associated inventory, to irrevocably deposit with the trustee an amount sufficient to redeem on June 28, 2002 all $100.0 million of its 9-3/4% Senior Subordinated Notes due 2003, and to pay related transaction fees and expenses.

     On May 14, 2002, the Company issued $200.0 million of 11% Senior Subordinated Notes due 2012 (the "11% Notes"). The 11% Notes were sold at a discount of approximately $5.9 million and the price to investors was 97.0721%. The 11% Notes mature on May 15, 2012, with interest payable semi-annually on May 15 and November 15 of each year.

     The indenture supporting the 11% Notes contains restrictive covenants that, among other things, restrict the ability of the Company and its subsidiaries to (i) pay dividends, or redeem or repurchase the Company's stock or prepay indebtedness that is pari passu with, or subordinated in right of payment to, the 11% Notes; (ii) make certain types of investments; (iii) borrow money or sell preferred stock; (iv) create liens; (v) sell stock in the Company's restricted subsidiaries; (vi) restrict dividends and other payments from the Company's subsidiaries;
(vii) enter into transactions with affiliates; and (viii) sell assets or merge with other companies. In addition, subject to certain conditions, the Company is obligated to offer to purchase a portion of the 11% Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase, with the net cash proceeds of certain sales or other dispositions of assets. Upon a change of control, the Company would be required to offer to purchase all of the 11% Notes at 101% of the principal amount thereof, plus accrued interest, if any, to the date of purchase.

     Repayment of the 11% Notes is fully and unconditionally guaranteed, jointly and severally, on a senior subordinated basis, by all of the Company's existing and future domestic restricted subsidiaries.

     The Company may redeem the 11% Notes at the redemption prices indicated below, plus accrued but unpaid interest to the redemption date, at any time, in whole or in part, on or after May 15, 2007, if redeemed during the 12-month period beginning May 15 of the years indicated, as follows: 2007 - 105.5%, 2008 - 103.667%, 2009 - 101.833%, and 2010 and
thereafter - 100%.

     In addition, at any time prior to May 15, 2007, the Company may redeem all or part of the 11% Notes at a redemption price equal to the sum of (i) the principal amount thereof, (ii) accrued and unpaid interest, if any, and (iii) the Make-Whole Premium. The "Make-Whole Premium" means the greater of (x) 1% of the principal amount of the 11% Note or (y) the excess of (A) the present value at the date of redemption of (1) the redemption price at May 15, 2007 as described above plus (2) all remaining required interest payments (exclusive of interest accrued and unpaid to the date of redemption) due on the 11% Note through May 15, 2007, computed using a discount equal to the Treasury Rate plus 50 basis points, over (B) the then outstanding principal amount of the 11% Note.

     In addition, on or before May 15, 2005, the Company may redeem up to 35% of the aggregate principal amount of the 11% Notes at the redemption price of 111% of the principal amount thereof, plus accrued and unpaid interest, if any, with the net cash proceeds from certain equity offerings. Such redemptions may only be made, however, if at least 65% of the aggregate principal amount of the 11% Notes originally issued remains outstanding after each such redemption.

     The $100.0 million senior secured revolving credit facility was provided by a syndicate of lenders led by Bank of America, N.A., as administrative agent and as letter of credit issuing bank; BNP Paribas and Fleet National Bank as co-syndication agents; Comerica Bank, as document agent; and Banc of America Securities LLC, as sole lead arranger and sole book manager. The new senior secured revolving credit facility replaces the Company's prior $65.0 million amended and restated credit agreement. The Company's obligations under the new senior secured revolving credit facility have been guaranteed by all of the Company's material subsidiaries and secured by a security interest in the Company's personal property and the personal property of the Company's subsidiaries, including accounts receivable, inventory, contracts, chattel paper, trademarks, copyrights, patents, license rights, deposit and investment accounts and general intangibles, but excluding equipment, fixtures, rolling stock and the stock of the Company's subsidiaries.

     The availability of borrowings under the new senior secured revolving credit facility is limited to the lesser of the maximum commitment amount or the sum of the eligible accounts receivable (85% of regular accounts receivable and 90% of preferred accounts receivable) and eligible refinery hydrocarbon inventory (80% of refinery hydrocarbon inventory except for refinery hydrocarbon inventory at service stations and the travel center, which is calculated at 50%) plus 50% of eligible lubricants inventory and reduced by an amount equal to 100% of the liens related to certain first purchase crude payables and amounts outstanding under letters of credit. The percentage of the Company's borrowing base from eligible inventory is initially limited to 75% and will be reduced to 60% over time. The availability of borrowings is determined weekly and advances of a minimum of $2.0 million are required. The new senior secured revolving credit facility is due and payable in full three years from closing.

     The new senior secured revolving credit facility bears interest, at the Company's option, at a spread over the euro dollar rate for one, two, three or six months as elected by the Company, or a spread over a base rate, which is defined as the higher of (a) the Federal Funds Rate plus 1/2 of 1% or (b) the reference rate announced by Bank of America, N.A. from time to time. The exact percentage will be determined by the Company's total leverage ratio from time to time. The total leverage ratio is determined by dividing (a) consolidated funded indebtedness (the sum of borrowed money, off balance sheet leases, including synthetic leases, but excluding operating leases, obligations to redeem or purchase any of the Company's capital stock or the capital stock of a subsidiary, and any guaranty of the foregoing obligations for the Company and the Company's subsidiaries) by (b) EBITDA (as defined and adjusted in the new senior secured revolving credit facility) for the Company and the Company's subsidiaries, determined on a pro forma basis taking into account the Yorktown acquisition. The Company also will pay a fee based upon the unused commitment of the facility at the rate of 0.5% per annum. The initial rate for borrowings under the new senior secured revolving credit facility is the euro dollar rate plus 2.75%. The following table shows the relationship of the total leverage ratio and the various pricing options:

                                                    Libor       Base
Total Leverage Ratio                                Margin   Rate Margin
------------------------------------------------    ------   -----------
Less than or equal to 2.50                          2.25%       1.25%
Greater than 2.50 but less than or equal to 3.50    2.50%       1.50%
Greater than 3.50                                   2.75%       1.75%

     The new senior secured revolving credit facility contains negative covenants limiting, among other things, the Company's ability, and the ability of the Company's subsidiaries, to:

     - incur additional indebtedness;
     - create liens;
     - dispose of assets;
     - consolidate or merge;
     - make loans and investments;
     - enter into transactions with affiliates;
     - use loan proceeds for certain purposes;
     - guarantee obligations and incur contingent obligations;
     - enter into agreements restricting the ability of subsidiaries to pay dividends to the Company;
     - make distributions or stock repurchases;
     - make significant changes in accounting practices or change the Company's fiscal year; and
     - except on terms acceptable to the senior secured lenders, prepay or modify subordinated indebtedness.

     The new senior secured revolving credit facility requires the Company to maintain certain financial ratios, each calculated on a pro forma basis for the Yorktown acquisition, including maintaining:

     - a minimum consolidated tangible net worth not less than the sum of
       (a) $99,110,000, which was 85% of consolidated tangible net worth at December 31, 2001, plus (b) 50% of positive consolidated net income on a cumulative basis for periods beginning January 1, 2002, plus (c) 75% of the proceeds of any equity offering after December 31, 2001;

     - a minimum fixed charge coverage ratio of not less than 1.1 to 1.0 for the prior four fiscal quarters (determined by a formula of the ratio of (a) consolidated EBITDA (as defined and adjusted in the new senior secured revolving credit facility), plus consolidated rents payable, plus earn-out payments to BP under the Yorktown refinery purchase agreement, less capital expenditures, less cash income taxes, to (b) consolidated interest expense plus consolidated rents plus scheduled amortization of any indebtedness plus payments under the earn-out agreement);

     - a total leverage ratio of not greater than 4.25 to 1.0 for the prior four fiscal quarters with step-downs; and

     - a senior leverage ratio of consolidated senior indebtedness to consolidated EBITDA for the prior four fiscal quarters of not greater than 1.50 to 1.0.

     The Company's failure to satisfy any of these financial covenants would be an event of default under the new senior secured revolving credit facility. The new senior secured revolving credit facility also includes other customary events of default, including, among other things, a cross-default to the Company's other material indebtedness and certain changes of control.

     The $40.0 million senior secured mortgage loan facility was provided by Banc of America Leasing and Capital, LLC. The Company and all of the Company's material subsidiaries have guaranteed the obligations under the facility.

     The Company has issued notes to the lenders, which bear interest, at the Company's option, at a spread over the euro dollar rate for one month of 4.25% per annum or a base rate equal to the higher of the federal funds rate plus 0.5% or the Bank of America prime rate plus 2.0%. The notes will note fully amortize during the three-year term, and provide for a final balloon payment of $5,333,332 at maturity. The notes are secured by a mortgage on and security interest in the Yorktown refinery property, fixtures and equipment, excluding inventory and accounts receivable.

     The senior secured mortgage loan facility contains negative covenants limiting the Company's ability and the ability of the Company's subsidiaries to, among other things:

     - incur debt;
     - create liens;
     - dispose of assets;
     - consolidate or merge;
     - make loans and investments;
     - enter into transactions with affiliates;
     - use loan proceeds for certain purposes;
     - guarantee obligations and incur contingent obligations;
     - pay dividends or make distributions or stock repurchases;
     - make significant changes in accounting practices; or
     - change the Company's fiscal year.

     The Company's failure to satisfy any of these financial covenants would be an event of default under the new senior secured mortgage loan facility. The new senior secured mortgage loan facility also includes other customary events of default, including, among other things, a cross-default to the Company's other material indebtedness and certain changes of control.

     The new senior secured mortgage loan facility requires the Company to maintain certain financial ratios, including maintaining ratios substantially the same as the new senior secured revolving credit facility.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

     (a) Financial Statements of Business Acquired

                     REPORT OF INDEPENDENT AUDITORS

Board of Directors
BP Corporation North America Inc.

     We have audited the accompanying balance sheets of the Yorktown Refinery of BP Corporation North America Inc. as of December 31, 2001 and 2000, and the related statements of income, parent company investment and cash flows for the years then ended. These financial statements are the responsibility of BP Corporation North America Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Yorktown Refinery of BP Corporation North America Inc. at December 31, 2001 and 2000, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                               /s/ Ernst & Young LLP


Chicago, Illinois
March 20, 2002

                         THE YORKTOWN REFINERY
                  OF BP CORPORATION NORTH AMERICA INC.
                            BALANCE SHEETS
                         (Millions of dollars)


                                                       December 31
                                                   -------------------
                                                     2001       2000
                                                   --------   --------
                                 ASSETS
Current assets
  Accounts receivable                              $   12.9   $   20.7
  Accounts receivable - affiliates                      1.0        7.4
  Inventories                                          37.4       42.5
  Deferred tax                                           .8        1.5
  Prepayments and other                                  .1         .4
                                                   --------   --------
     Total current assets                              52.2       72.5
Property, plant and equipment
  Property, plant and equipment - gross               249.3      245.1
  Accumulated depreciation and amortization          (157.8)    (149.6)
                                                   --------   --------
     Net property plant and equipment                  91.5       95.5
                                                   --------   --------
Total assets                                       $  143.7   $  168.0
                                                   ========   ========

                 LIABILITIES AND PARENT COMPANY INVESTMENT

Current liabilities
  Accounts payable                                 $   27.1   $   29.5
  Accounts payable - affiliates                        11.1       37.8
  Accrued expenses                                      7.3       10.7
                                                   --------   --------
     Total current liabilities                         45.5       78.0
Long term liabilities
  Environmental accruals                               11.4        3.7
  Deferred income taxes                                17.6       19.1
                                                   --------   --------
     Total long term liabilities                       29.0       22.8
Parent company investment                              69.2       67.2
                                                   --------   --------
Total liabilities and parent company investment    $  143.7   $  168.0
                                                   ========   ========

             See accompanying Notes to Financial Statements.

                         THE YORKTOWN REFINERY
                 OF BP CORPORATION NORTH AMERICA INC.
                         STATEMENTS OF INCOME
                         (Millions of dollars)


                                                       Year Ended
                                                       December 31
                                                   -------------------
                                                     2001       2000
                                                   --------   --------
Revenues
  Sales and other revenues                         $  688.4   $  832.8
Costs and expenses
  Cost of products sold                               588.5      735.8
  Operating expenses                                   76.5       40.3
  Selling, general and administrative                   5.5        4.7
  Corporate overhead allocations                        6.7        6.5
  Depreciation and amortization                         8.2        8.1
                                                   --------   --------
     Total costs and expenses                         685.4      795.4
Income before income taxes                              3.0       37.4
Income tax provision                                   (1.2)     (14.6)
                                                   --------   --------
Net income                                         $    1.8   $   22.8
                                                   ========   ========

             See accompanying Notes to Financial Statements.

                         THE YORKTOWN REFINERY
                 OF BP CORPORATION NORTH AMERICA INC.
                STATEMENTS OF PARENT COMPANY INVESTMENT
                          (Millions of dollars)



          Balance at December 31, 1999                 $   78.8
          Net income                                       22.8
          Net distributions to parent                     (34.4)
                                                       --------
          Balance at December 31, 2000                     67.2
          Net income                                        1.8
          Net contributions by parent                        .2
                                                       --------
          Balance at December 31, 2001                 $   69.2
                                                       ========

             See accompanying Notes to Financial Statements.

                         THE YORKTOWN REFINERY
                 OF BP CORPORATION NORTH AMERICA INC.
                        STATEMENTS OF CASH FLOWS
                          (Millions of dollars)

                                                           Year Ended
                                                           December 31
                                                       -------------------
                                                         2001       2000
                                                       --------   --------
Operating activities
  Net income                                           $    1.8   $   22.8
  Adjustments to reconcile net income to
   cash provided by operating activities:
     Depreciation and amortization                          8.2        8.1
     Deferred income tax (benefit) provision                (.8)       2.2
     Change in operating assets and liabilities:
       (Increase) decrease in accounts receivable          14.2       (0.4)
       (Increase) decrease in inventories                   5.1      (24.3)
       (Increase) decrease in prepayments and other          .3        (.1)
       Increase (decrease) in accounts payable            (29.1)      28.4
       Increase (decrease) in accrued expenses             (3.4)       3.1
       Increase (decrease) in environmental accruals        7.7       (2.3)
                                                       --------   --------
Cash provided by operating activities                       4.0       37.5
Investing activities
  Capital expenditures                                     (4.2)      (3.1)
                                                       --------   --------
  Cash used in investing activities                        (4.2)      (3.1)
Financing activities
  Net contributions by (distributions to) parent             .2      (34.4)
                                                       --------   --------
  Net cash provided by (used in) financing activities        .2      (34.4)
  Cash and cash equivalents - beginning of period             -          -
                                                       --------   --------
Cash and cash equivalents - end of period              $      -   $      -
                                                       ========   ========

             See accompanying Notes to Financial Statements.

                        THE YORKTOWN REFINERY
                 OF BP CORPORATION NORTH AMERICA INC.
                    NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2001 AND 2000

1. BASIS OF PRESENTATION

     On February 12, 2002, BP Corporation North America Inc. (the Company), an indirect wholly owned subsidiary of BP p.l.c., entered into an agreement (the Agreement) providing for the purchase by Giant Industries, Inc. ("Giant") of substantially all of the Company's Yorktown, Virginia refining business (the Refinery). The Refinery is located on the York River and has a crude oil processing capacity of approximately 62,000 barrels per day. The product slate, approximately 50% gasoline, also includes a wide range of products such as diesel fuel, heating oil and petroleum coke. The refinery serves the local area, as well as the New York Harbor.

     The accompanying special-purpose financial statements reflect the specific assets, liabilities and related operations of the Refinery to be purchased by Giant pursuant to the Agreement on a historical cost basis. The effects of the acquisition of the Refinery by Giant are not reflected in these special-purpose financial statements. The accompanying financial statements are not intended to be a complete presentation of the assets, liabilities or the results of operations of the Company or of the Refinery on a stand alone basis.

     The Refinery has certain shared assets and incurs certain common costs which relate to both the Refinery and other Company operations. As such, for purposes of preparing these special-purpose financial statements, management of the Company has made certain allocations of assets, liabilities and expenses to the Refinery. While the basis for allocating such costs is considered reasonable by management, amounts allocated to the Refinery could differ significantly from amounts that would otherwise be determined if the Refinery were operated on a stand alone basis.

     The parent company investment reflects the Company's investment in the Refinery, accumulated earnings and losses of the Refinery and intercompany balances with the Company and other affiliates that are not settled on a current basis.

     The financial information included herein may not necessarily reflect the financial position, results of operations or cash flows of the Refinery in the future or what the financial position, results of operations or cash flows of the Refinery would have been if it had been a separate stand alone entity during the periods presented.

2. ACCOUNTING POLICIES

     Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts and disclosures in the notes to financial statements. Actual results could differ from the estimates and assumptions used.

     Inventories: Inventories are stated at cost, but not in excess of net realizable value. The cost of inventories is determined primarily by the last-in, first-out method (LIFO), except for materials and supplies, for which cost is determined using the average cost method.

     Property, Plant and Equipment: Property, plant and equipment is stated at cost. Depreciation is computed on a straight-line basis over the estimated useful life generally as following:

             Land improvements            20 years
             Buildings                    40 years
             Machinery and equipment      20 years
             Computers and telecom        3 to 5 years
             Transportation equipment     3 to 5 years
             Furniture and fixtures       10 years

     Expenditures for renewals and improvements that extend the useful life of an asset are capitalized. Expenditures for routine repairs and maintenance, including those for refinery turnarounds, are charged to operations when incurred. Property items retired or otherwise disposed of are removed from the property and related accumulated depreciation accounts. Any profit or loss is included in operations.

     Impairment of Long-lived Assets: Carrying amounts of long-lived assets are reviewed when events or circumstances indicate that such carrying amounts may not be recoverable. Assets that are to be held and used with recorded values that are not expected to be recovered through future cash flows are written down to current fair value. Fair value is generally determined from estimated discounted future net cash flows. Assets that are held for sale are reported at the lower of carrying amount or fair value less cost to sell.

     Environmental Liabilities: The Refinery has provided in its accounts for the reasonably estimable future costs of probable environmental remediation obligations relating to current and past activities, including obligations for previously disposed assets. In the case of long-lived cleanup projects, the effects of inflation and other factors, such as improved application of known technologies and methodologies, are considered in determining the amount of estimated liabilities. The liability is undiscounted and primarily consists of costs such as site assessment, monitoring, equipment, utilities and soil and ground water treatment and disposal.

     Revenue Recognition: Revenues from product sales are generally recognized upon delivery to customers. Sales to affiliates are made at internal transfer prices.

     Shipping, Handling and Other Transportation Costs: Shipping, handling and other transportation costs are included in costs and expenses.

     Fair Value of Financial Instruments: The carrying value of receivables and payables, which is based on historical cost, approximates their fair value.

     Business Segments: The Refinery operates in one business segment, the refining of petroleum products.

     New Accounting Pronouncements: Effective January 1, 2001, the Refinery adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). The adoption of SFAS 133 did not have a significant effect on the results of operations or financial position of the Refinery.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" (SFAS
143). SFAS 143 requires companies to record liabilities equal to the fair value of their asset retirement obligations when they are incurred. When the liability is initially recorded, companies capitalize an equivalent amount as part of the cost of the asset. Over time, the liability is accreted for the change in its present value each period, and the initial capitalized cost is depreciated over the useful life of the related asset. SFAS 143 is effective for accounting periods beginning after June 15, 2002.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). SFAS 144 retains the requirement to recognize an impairment loss only where the carrying value of a long-lived asset is not recoverable from its undiscounted cash flows and to measure such loss as the difference between the carrying amount and fair value of the asset. SFAS 144, among other things, changes the criteria that have to be met to in order to classify an asset as held-for-sale and requires that operating losses from discontinued operations be recognized in the period that the losses are incurred rather than as of the measurement date. SFAS 144 is effective for accounting periods beginning after December 15, 2001.

     The Refinery has not yet determined the effect of adopting SFAS 143 and SFAS 144 on its results of operations and financial condition.

3. INVENTORIES

     As a result of the use of the LIFO inventory valuation method, certain inventories are reported in the balance sheet at amounts less than current cost. Inventories valued under the LIFO method were approximately 88% and 90% of total inventories in the balance sheet at December 31, 2001 and 2000, respectively. The following is information about the current cost of inventories, determined primarily using the first-in, first-out method (in millions).

                                                         Year Ended
                                                         December 31
                                                     -------------------
                                                       2001       2000
                                                     --------   --------
Crude oil and other feedstocks                       $   31.7   $   53.6
Refined and other finished products                      29.2       38.6
Materials and supplies                                    4.4        4.2
                                                     --------   --------
                                                         65.3       96.4
Excess of current cost over reported balance
  sheet amounts                                         (27.9)     (53.9)
                                                     --------   --------
Reported balance sheet amounts                       $   37.4   $   42.5
                                                     ========   ========

     In 2001, inventory volumes decreased resulting in a liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years as compared with the cost of 2001 purchases. The effect of this liquidation was to decrease 2001 income before income taxes by $.1 million.

4. PROPERTY, PLANT AND EQUIPMENT

     Major classes of property, plant and equipment are as follows (in millions).

                                                         Year Ended
                                                         December 31
                                                     -------------------
                                                       2001       2000
                                                     --------   --------
Land                                                 $    3.0   $    3.0
Buildings and land improvements                          17.3       16.1
Machinery, equipment and other                          229.0      226.0
                                                     --------   --------
                                                        249.3      245.1
Accumulated depreciation and amortization              (157.8)    (149.6)
                                                     --------   --------
                                                     $   91.5   $   95.5
                                                     ========   ========

5. RELATED PARTY TRANSACTIONS

     The Refinery is part of a centralized cash management system whereby all cash disbursements of the Refinery are funded by, and all cash receipts are transferred to, the Company.

     The Refinery enters into transactions with the Company and its affiliates. Such transactions are made at prices that generally approximate market. Transactions involving the transfer of propane, butane and petroleum coke reflect fixed fee arrangements. Sales to the Company and its affiliates, sales to third parties and other revenues were as follows (in millions):

                                                         Year Ended
                                                         December 31
                                                     -------------------
                                                       2001       2000
                                                     --------   --------
Sales to affiliates                                  $  311.1   $  262.9
Sales to third parties                                  375.9      568.4
Other revenues                                            1.4        1.5
                                                     --------   --------
                                                     $  688.4   $  832.8
                                                     ========   ========

     Purchases of crude oil from the Company and its affiliates amounted to $229.4 million and $243.0 million during the years ended December 31, 2001 and 2000, respectively.

     The Company provides the Refinery with various financial and administrative services for which the Refinery was charged associated direct costs and an allocation of certain centrally incurred costs. These services include, among others, information technology, research and development, tax, treasury, legal and employee benefit administration. For these services, the Refinery receives an allocation which amounted to $6.7 million and $6.5 million during the years ended December 31, 2001 and 2000, respectively. It is the policy of the Company to allocate centrally incurred costs primarily on the basis of usage or on estimated time spent. In the opinion of management, these allocations and charges have been made on a reasonable basis; however, they are not necessarily indicative of the level of expenses which might have been incurred had the Refinery been operating as a separate stand alone entity.

     Certain equipment in use at the Refinery is recorded under a capital lease between the Company and the Industrial Development Authority of York County, Virginia. This equipment had a net book value of nil at December 31, 2001, and is pledged as security for Environmental and Pollution Control Revenue Bonds which are recorded on the books of the Company. Amounts outstanding with respect to these bonds amounted to $3.3 million at December 31, 2001 and 2000, and these amounts are recorded as a component of parent company investment. Related interest expense, which was allocated to the Refinery by the Company, amounted to $.2 million during each of the years ended December 31, 2001 and 2000, and is included in corporate overhead allocations.

6. RETIREMENT PLANS AND OTHER POSTRETIREMENT BENEFITS

     The Refinery participates in defined benefit retirement plans sponsored by the Company. The Company's master defined benefit retirement plans cover substantially all domestic employees of the Company. The assets of these plans are held in U.S. and foreign equity securities, fixed income securities, interest bearing cash and real estate. Net pension expense (income) allocated to the Refinery amounted to $(.7) million and $(.4) million during the years ended December 31, 2001 and 2000, respectively. Amounts allocated are principally determined based on payroll.

       The Refinery participates in postretirement benefit plans sponsored by the Company. Through these plans, the Company provides certain health care and life insurance benefits for retired employees who meet eligibility requirements. These benefits are provided through insured and self-insured arrangements. Net postretirement benefit expense allocated to the Refinery amounted to $1.3 million and $.6 million during the years ended December 31, 2001 and 2000, respectively. Amounts allocated are principally determined based on payroll.

7. INCOME TAXES

       The results of operations of the Refinery are included in the consolidated income tax returns filed by its parent. The Refinery's provision for income taxes is computed as if the Refinery filed its annual tax returns on a separate company basis. The current portion of the income tax provision is satisfied by the Refinery through a charge or credit to parent company investment.

The provision for income taxes consists of the following (in millions).

                                                         Year Ended
                                                         December 31
                                                     -------------------
                                                       2001       2000
                                                     --------   --------
Current
  Federal                                            $   (1.7)  $  (10.5)
  State                                                   (.3)      (1.9)
                                                     --------   --------
                                                         (2.0)     (12.4)
Deferred
  Federal                                                  .7       (1.9)
  State                                                    .1        (.3)
                                                     --------   --------
                                                           .8       (2.2)
                                                     --------   --------
                                                     $   (1.2)  $  (14.6)
                                                     ========   ========

     The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate as follows (in millions).

                                                         Year Ended
                                                         December 31
                                                     -------------------
                                                       2001       2000
                                                     --------   --------
Income tax provision at statutory rate               $   (1.1)  $  (13.1)
State income taxes, net of federal benefit                (.1)      (1.5)
                                                     --------   --------
                                                     $   (1.2)  $  (14.6)
                                                     ========   ========

     The major components of deferred tax assets and liabilities were as follows (in millions).

                                                         December 31
                                                     -------------------
                                                       2001       2000
                                                     --------   --------
Deferred tax liabilities
  Property, plant and equipment                      $   23.7   $   22.9
Deferred tax assets
  Accrued liabilities                                    (6.9)      (5.3)
                                                     --------   --------
Net deferred tax liability                           $   16.8   $   17.6
                                                     ========   ========

8. DERIVATIVE FINANCIAL INSTRUMENTS

     The Company enters into futures contracts to manage the commodity price risk associated with certain crude oil acquisition costs of the Refinery. These contracts are marked to market with gains (losses) included in cost of products sold and amounted to $(11.9) million and $9.7 million for the years ended December 31, 2001 and 2000, respectively.

     The notional amount of outstanding contracts at December 31, 2001 and 2000 amounted to 5.7 million barrels and 3.8 million barrels, respectively. All of the open futures contracts at December 31, 2001 were closed in January 2002.

9. COMMITMENTS AND CONTINGENCIES

     Operating Leases: The Refinery rents certain machinery and equipment under various operating leases that are renewable on an annual basis. Total rental expense for the years ended December 31, 2001 and 2000 amounted to $.8 million and $.6 million, respectively.

     Receivables: Financial instruments that potentially subject the Refinery to concentration of credit risk consist principally of trade receivables. Substantially all of the Refinery's non-affiliate accounts receivable are due from companies operating in various industries located in the eastern United States. Credit is extended based on an evaluation of the customer's financial condition, and collateral or other forms of security are generally not required.

     Environmental Matters: In the normal course of business, the Refinery is required to comply with the environmental standards and regulations of various regulatory agencies. Under these standards and regulations, the Refinery is subject to possible obligations to remove or mitigate the effects on the environment resulting from the placement, storage, disposal or release of certain chemical or petroleum substances by the Refinery or other parties.

     The Refinery is currently participating in the cleanup of several sites. The reasonably estimable future costs of probable environmental obligations, including the Refinery's probable costs for obligations for which the Refinery is jointly and severally liable, have been provided for in the Refinery's results of operations. During 2001, several environmental studies were completed. As a result of these studies, the results of operations for the year ended December 31, 2001 includes a pre-tax charge of $11.3 million relating to expected remediation costs associated with the refinery site. The accrued liability, which amounted to $14.9 million at December 31, 2001, represents a reasonable best estimate of the expenditures expected to be incurred in the future to remediate sites with known environmental obligations. As the scope of the obligations becomes better defined, there may be changes in the estimated future costs, which could result in charges against the Refinery's future operations.

     Litigation: The Refinery is engaged in various litigation and proceedings with private parties and governmental authorities and has a number of unresolved claims pending. While the amounts claimed in the aggregate are substantial and the ultimate liability in respect of such litigation, proceedings and claims cannot be determined at this time, management of the Refinery is of the opinion that the aggregate amount of any such liability will not have a material effect on the financial position of the Refinery or the results of its operations.

10. RESULTS OF OPERATIONS

     Repairs and Maintenance: During 2001, a fire occurred at the Refinery. Costs incurred to repair certain equipment, included in 2001 operating expenses, amounted to $13.3 million. Also included in operating expenses for 2001 are costs related to a major turnaround of $9.7 million.

(b) PRO FORMA FINANCIAL STATEMENTS

     The following unaudited pro forma combined condensed balance sheet gives effect to the following events as if each had occurred on December 31, 2001 and the following unaudited pro forma combined condensed statement of operations gives effect to the following events as if each had occurred on January 1, 2001:

     - the Yorktown acquisition;

     - the issuance of $200.0 million of 11% senior subordinated notes at a discount of $5.9 million;

     - borrowings of $38.0 million under the Company's new senior secured revolving credit facility;

     - borrowings of $40.0 million under the Company's new senior secured mortgage loan facility; and

     - the application of the proceeds from the above financings together with cash on hand as of December 31, 2001 to make the Yorktown acquisition, redeem in full the 9-3/4% Notes, and pay related transaction fees and expenses.

     The Yorktown acquisition will be accounted for using the purchase method of accounting. The estimates of the fair value of the Yorktown refinery assets and related liabilities are based on preliminary estimates. These estimates will be updated based on valuations with respect to inventories, property, plant and equipment, intangible assets and certain assumed liabilities, and may change from the amounts shown.

     The unaudited pro forma combined condensed financial statements are based on assumptions that the Company believes are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the future financial position or future results of the combined operations or of the financial position or the results of operations that would have actually occurred had the Yorktown acquisition taken place as of the dates or for the periods presented. The Yorktown refinery has certain shared assets and incurs or is charged certain common costs which relate to both the Yorktown refinery and other BP operations. As such, BP has made certain allocations of assets, liabilities and expenses to the refinery in its financial statements. While the basis for allocating such costs is considered reasonable by BP, amounts allocated to the refinery could differ significantly from amounts that would otherwise be determined if the refinery were operated on a standalone basis. The unaudited pro forma combined condensed statement of operations contains allocations of corporate overhead totaling $6.7 million related to the historical financial statements. The Company believes the actual incremental corporate overhead that it will incur will be less than the allocated amounts.

     These unaudited pro forma combined condensed financial statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our historical financial statements and related notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 2001, and the historical financial statements of the Yorktown refinery business and related notes thereto included in this Form 8-K.

                    GIANT INDUSTRIES, INC. AND SUBSIDIARIES

            UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              DECEMBER 31, 2001


                                               HISTORICAL           PRO FORMA
                                          ------------------  ---------------------
                                           GIANT    Y0RKTOWN  ADJUSTMENTS  COMBINED
                                          -------   --------  -----------  --------
                                                    (dollars in millions)
                                          ASSETS
Current Assets:
  Cash and cash equivalents               $  26.3   $     -   $ (23.6)(a)   $   2.7
  Receivables, net                           43.5      12.9     (12.9)(b)      43.5
  Accounts receivable, affiliates               -       1.0      (1.0)(b)         -
  Inventories                                58.7      37.4      20.2 (a)     116.3
  Prepaid expenses and other                  3.7       0.1      (0.1)(b)       3.7
  Deferred income taxes                       3.8       0.8      (0.8)(b)       3.8
                                          -------   -------   -------       -------
     Total current assets                   136.0      52.2     (18.2)        170.0
                                          -------   -------   -------       -------
Property, plant and equipment               525.3     249.3    (117.7)(a)     656.9
  Less accumulated depreciation
    and amortization                       (201.8)   (157.8)    157.8 (a)    (201.8)
                                          -------   -------   -------       -------
                                            323.5      91.5      40.1         455.1
                                          -------   -------   -------       -------
Goodwill                                     19.8         -         -          19.8
Other assets                                 27.9         -      13.6 (c)      41.5
                                          -------   -------   -------       -------
                                          $ 507.2   $ 143.7   $  35.5       $ 686.4
                                          =======   =======   =======       =======

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable                        $  42.3   $  27.1   $ (27.1)(b)   $  42.3
  Accounts payable, affiliates                  -      11.1     (11.1)(b)         -
  Accrued expenses                           36.5       7.3      (7.4)(b)      36.4
                                          -------   -------   -------       -------
     Total current liabilities               78.8      45.5     (45.6)         78.7
                                          -------   -------   -------       -------
Long-term debt, net of current portion      256.8         -     172.1 (c)     428.9
Deferred income taxes                        32.8      17.6     (17.6)(b)      32.8
Other liabilities                             2.4      11.4      (3.9)(a)       9.9
Parent company investment                       -      69.2     (69.2)(d)         -
Stockholders' equity                        136.4         -       (.3)(e)     136.1
                                          -------   -------   -------       -------
                                          $ 507.2   $ 143.7   $  35.5       $ 686.4
                                          =======   =======   =======       =======

      See accompanying notes to unaudited pro forma combined condensed balance sheet.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                          DECEMBER 31, 2001

(a) The following is a preliminary estimate of the purchase price and financing fees related to the Yorktown acquisition (in millions):

    Purchase price under the purchase agreement       $ 127.5
    Assumed purchased value of associated
      hydrocarbon inventories                            53.2
    Estimated direct costs of acquisition,
      including financing fees of $14.0 million          15.0
                                                      -------
        Total purchase price and financing fees       $ 195.7
                                                      =======

    As part of the Yorktown acquisition, the Company agreed to pay to BP, beginning in 2003 and concluding at the end of 2005, under certain circumstances, earn-out payments up to a maximum of $25.0 million. See
    Item 2.

    For purposes of this pro forma analysis, the above estimated purchase price and financing fees have been allocated based on a preliminary assessment of the fair value of the assets to be acquired and liabilities to be assumed as follows (in millions):

    Property, plant and equipment, including
      turnaround assets                               $ 131.6
    Inventories:
      Feedstocks and refined products                    53.2
      Materials and supplies                              4.4
    Other assets, consisting of financing
      fees and intangibles                               14.0
    Environmental liabilities assumed                    (7.5)
                                                      -------
        Total purchase price and financing fees       $ 195.7
                                                      =======

    The final allocation of the purchase price may result in values assigned to goodwill and other intangibles. Such values are not expected to be material.

    The adjustment of $23.6 million in cash represents the amount to be used for the Yorktown acquisition. This amount does not reflect any increases in cash subsequent to December 31, 2001. This amount includes a $10.0 million deposit paid to BP on February 8, 2002.

    The adjustment of $20.2 million to inventories is to reflect estimated fair values for the Yorktown refinery inventories to be purchased in excess of the historical carrying values as follows (in millions):

    Feedstocks and refined products                   $  53.2
    Materials and supplies                                4.4
                                                      -------
      Total inventories purchased                        57.6
      Historical values of inventories                  (37.4)
                                                      -------
      Adjustment to inventories                       $  20.2
                                                      =======

    (note: materials and supplies are included in the $127.5 million purchase of the Yorktown refinery).

    The adjustment of $117.7 million to property, plant and equipment represents the difference in the preliminary allocated purchase price compared to historical costs of the Yorktown refinery property, plant and equipment.

    The adjustment of $157.8 million to accumulated depreciation and amortization represents the elimination of the historical Yorktown refinery amounts.

    The adjustment to other liabilities for $3.9 million reflects the amount of the environmental liability assumed by us, after giving effect to the environmental indemnification provisions of the acquisition agreement. The total accrual at December 31, 2001 as discussed in Note 9 of the audited financial statements for the Yorktown refinery business amounted to $14.9 million of which a portion was included in accrued expenses. The liability assumed by us is $7.5 million.

(b) Represents an adjustment to exclude assets and liabilities of the Yorktown refinery business we are not acquiring or assuming.

(c) Represents an adjustment to reflect (1) $194.1 million aggregate principal amount of 11% Notes sold ($200.0 million net of original issue discount of $5.9 million), (2) $38.0 million initial borrowings under the Company's new senior secured revolving credit facility, (3) $40.0 million of borrowings under the Company's new senior secured mortgage loan facility and (4) the redemption of all $100.0 million aggregate principal amount of our 9-3/4% Notes.

    The adjustment of $13.6 million to other assets represents the financing fees to be incurred in the amount of $14.0 million less the write-off of unamortized debt issuance costs associated with the 9 3/4% Notes.

(d) Represents the elimination of BP's investment related to the Yorktown refinery business.

(e) Represents an after-tax adjustment of $0.3 million to write-off unamortized debt issuance costs associated with the 9-3/4% Notes.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS
                       FOR THE YEAR ENDED DECEMBER 31, 2001

                                                       HISTORICAL
                                                  ------------------
                                                            YORKTOWN             PRO FORMA
                                                            REFINERY       ----------------------
                                                   GIANT    BUSINESS       ADJUSTMENTS  COMBINED
                                                  -------   --------       -----------  ---------
                                                    (dollars in millions, except per share data)
Revenues                                          $ 968.7   $ 688.4(1)     $   7.7 (a)   $1,664.8
Costs and Expenses:
  Costs of products sold                            738.5     588.5              -        1,327.0
  Operating expenses                                114.3      76.5(2)        (7.4)(b)      173.7
                                                                              (9.7)(c)
  Selling, general and administrative expenses       27.9       5.5              -           33.4
  Corporate overhead allocation                         -       6.7(3)           -            6.7
  Depreciation and amortization                      33.9       8.2           (0.2)(d)       41.9
  Loss on the disposal/write-down of assets           6.2         -              -            6.2
  Allowance for related party note and
    Interest receivable                               5.4         -              -            5.4
                                                  -------   -------        -------       --------
Operating income                                     42.5       3.0(1)(2)     25.0           70.5
Interest and financing costs                        (24.1)        -          (20.6)(e)      (44.7)
Interest income                                       1.7         -                           1.7
                                                  -------   -------        -------       --------
Earnings before income tax                           20.1       3.0            4.4           27.5
Income tax provision                                  7.7       1.2            1.7 (f)       10.6
                                                  -------   -------        -------       --------
Net earnings                                      $  12.4   $   1.8        $   2.7       $   16.9
                                                  -------   -------        -------       --------
Weighted average common shares (in millions)
  Basic                                              8.87                                    8.87
                                                  =======                                ========
  Diluted                                            8.89                                    8.89
                                                  =======                                ========
Net earnings per share:
  Basic                                           $  1.40                                $   1.91
                                                  =======                                ========
  Diluted                                         $  1.39                                $   1.90
                                                  =======                                ========

      See accompanying notes to unaudited pro forma combined condensed statements of operations.

             NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                       STATEMENTS OF OPERATIONS
                 FOR THE YEAR ENDED DECEMBER 31, 2001

INFORMATIONAL NOTES:

(1) Under BP's ownership, the Yorktown refinery was operated as a part of BP's global refining, production and distribution system. As such, the Company believes the Yorktown refinery was not always operated to maximize the sales and profitability of the refinery, but rather the refinery's contribution to BP's overall operations. In addition, in 2001 the Yorktown refinery experienced a fire that damaged certain equipment, including its catalytic reformer and conducted a major planned maintenance turnaround. The interruption of business caused by the fire and turnaround, which lasted 92 days, resulted in significant lost sales and profit opportunities at the Yorktown refinery in 2001.

(2) As discussed in Note 10 of the audited financial statements for the Yorktown refinery business, operating expenses include $13.3 million for the costs to repair certain equipment damaged by a fire during 2001. Also included in operating expenses for 2001 are costs related to a major planned maintenance turnaround in the amount of $9.7 million. See note (c) below.

(3) Historical Yorktown refinery business results include $6.7 million of allocated corporate overhead. The Company estimates that the amount of incremental overhead related to the Yorktown refinery will be approximately $2.0 million per year, which represents a reduction of $4.7 million per year. BP was self-insured with respect to the Yorktown refinery. The Company expects to obtain insurance coverage for the Yorktown refinery at an estimated cost of $3.0 million for the first year of coverage.

YORKTOWN REFINERY ADJUSTMENTS:

(a) As discussed in Note 5 of the audited financial statements for the Yorktown refinery business, the Yorktown refinery business transferred 100% of its propane and butane production to BP and its affiliates at fixed fee arrangements. The Company has entered into new contracts with BP, through March 2003, for the sale of butane and propane to BP at market-indexed prices that are higher than the current fixed fee arrangements. Under the new contracts, sales revenues for 2001 would have been higher by $7.7 million. The new contract pricing is effective as of the closing date of the Yorktown acquisition.

(b) Represents the adjustment to the environmental liability accrual to reflect the liability assumed by the Company, as provided for in the environmental indemnification provisions of the Yorktown transaction. As discussed in Note 9 of the audited financial statements for the Yorktown refinery business, a pre-tax charge of $11.3 million was incurred during 2001 relating to expected remediation costs associated with the refinery site. The total amount of the accrual at December 31, 2001 amounted to $14.9 million, of which $7.5 million has been assumed by the Company.

(c) Represents an adjustment to conform the accounting policy for refinery maintenance turnaround costs to the Company's current policy of deferring and amortizing such costs. An exposure draft has been issued by the American Institute of Certified Public Accountants that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. This change in accounting is expected to be adopted for fiscal years beginning after June 15, 2002, and it is expected that the effect of expensing existing unamortized deferred non-capital major maintenance costs, if any, will be reported as a cumulative effect of an accounting change in the consolidated statement of operations.

(d) Represents an adjustment to record depreciation expense based upon the Company's preliminary allocation of fair values to property, plant and equipment based on a weighted-average estimated useful life of 20 years. Turnaround assets are amortized over a 5-year period.

(e) Represents an adjustment to record interest expense (and amortization of deferred financing costs and original issue discount) on the 11% Notes and our new senior secured credit facilities required to finance the Yorktown acquisition and to pay related transaction fees and expenses, at a weighted average annual interest cost of 9.99% and the amortization of consent fees, offset by a decrease in interest expense (and amortization of deferred financing costs) related to the 9-3/4% Notes. A 1/8% change in the weighted average interest rate associated with the notes offered hereby and the new senior secured credit facilities would have a $0.3 million effect on our annual interest expense.

(f) Represents the income tax effect of the adjustments above at a combined statutory tax rate of 38%.

(c) Exhibits

    2.1 Asset Purchase Agreement, dated February 8, 2002, by and among, BP Corporation North America Inc., BP Products North America Inc., and Giant Industries, Inc. Incorporated by reference to
         Exhibit 2.3 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

    23.1 Consent of Ernst & Young LLP to incorporate reports in previously filed Registration Statements.

                          SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         GIANT INDUSTRIES, INC.


                         /s/ GARY R. DALKE
                         ------------------------------------------
                         Gary R. Dalke, Vice President, Controller,
                         Chief Accounting Officer and Assistant Secretary (Principal Accounting Officer)

Date: May 14, 2002